Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WESTLAKE CHEMICAL CORPORATION

Westlake Chemical Corporation, a Delaware corporation (the “Corporation”), certifies as follows:

1.	Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FIRST: The name of the corporation is Westlake Corporation (hereinafter, the “Corporation”).

2.

The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

Westlake Chemical Corporation

By:	/s/ L. Benjamin Ederington

Name:	L. Benjamin Ederington

Title:	SVP, GC, CAO and Corp. Secretary

Date:	February 18, 2022